Exhibit (a)(52)

IVY FUNDS

Ivy International Core Equity Fund
Ivy International Growth Fund

Abolition of Class of Shares
of Beneficial Interest, Without Par Value

The undersigned, being at least a majority of the Trustees of Ivy Funds, a Massachusetts business trust (the "Fund"), acting pursuant to Article III, Section 2, of the Fund's Declaration of Trust dated December 21, 1983, as amended and restated on December 10, 1992, hereby abolish Advisor Class shares of Ivy International Core Equity Fund, Advisor Class shares of Ivy International Growth Fund, and Class II shares of Ivy International Growth Fund, and the establishment and designation thereof, there being no shares of such class currently outstanding.

Dated: March 28, 2008

/s/Jarold W. Boettcher	/s/Glendon E. Johnson, Jr.
Jarold W. Boettcher, as Trustee	Glendon E. Johnson, Jr. as Trustee

/s/James D. Gressett	/s/Eleanor B. Schwartz
James D. Gressett, as Trustee	Eleanor B. Schwartz, as Trustee

/s/Joseph Harroz, Jr.	/s/Michael G. Smith
Joseph Harroz, Jr., as Trustee	Michael G. Smith, as Trustee

/s/Henry J. Herrmann	/s/Edward M. Tighe
Henry J. Herrmann, as Trustee	Edward M. Tighe, as Trustee